Exhibit 3.6

AMENDMENT TO
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
Century Properties Fund XVII, LP

This AMENDMENT TO AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF Century Properties Fund XVII, LP, dated as of September 18, 2008 (this “Amendment”), is by and among Fox Partners, a California general partnership (the “General Partner”), and the Limited Partners.  All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).

WHEREAS, Century Properties Fund XVII, a California limited partnership (the “California Partnership”), and Century Properties Fund XVII, LP, a Delaware limited partnership (the “Delaware Partnership”), are parties to an Agreement and Plan of Merger, dated as of September 18, 2008 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, the California Partnership will be merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the merger, the Amended and Restated Limited Partnership Agreement of Century Properties Fund XVII, made as of November 12, 1981, and amended and restated to March 24, 1982, as amended immediately prior to the effective time of the merger (the “Partnership Agreement”), and as further amended by this Amendment, will become the partnership agreement of the Delaware Partnership; and

WHEREAS, the merger will be effected upon the approval or consent of (i) the general partner of both the California Partnership and the Delaware Partnership, and (ii) a majority in interest of each class of limited partners of both the California Partnership and the Delaware Partnership.

NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1.                    Amendments to the Partnership Agreement.  At the effective time of the Merger, the Partnership Agreement shall be amended as follows:

(a)                 The following text is inserted immediately after the first paragraph of the Partnership Agreement:

Century Properties Fund XVII was originally formed as a limited partnership (the “California Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act as set forth in Title 2, Chapter 2, of the California Corporations Code, upon the terms and conditions set forth in an agreement made as of November 12, 1981, and amended and restated to March 24, 1982 (the “1982 Partnership Agreement”).  Pursuant to an Agreement and Plan of Merger, dated as of September 18, 2008, by and between the California Partnership and Century Properties Fund XVII, LP, a Delaware limited partnership (the “Delaware Partnership”), the California Partnership was merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Surviving Entity”) in the merger (the “Merger”).  At the effective time of the Merger (the “Effective Time”), the Merger had the effect provided by applicable law, and the following consequences:  (a) the certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time became the certificate of limited partnership of the Surviving Entity; (b) the limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A to the Merger Agreement, became the partnership agreement of the Surviving Entity; (c) Fox Partners, a California general partnership, remained as sole General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (d) the interest of the general partner in the Delaware Partnership immediately prior to the Effective Time was cancelled; (e) each limited partner in the California Partnership became a limited partner in the Surviving Entity, with an interest in the Surviving Entity equivalent to the interest such limited partner had in the California Partnership immediately prior to the Effective Time; (f) the interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time was cancelled.  References herein to the “Partnership” are to the California Partnership prior to the Merger and to the Delaware Partnership, as the Surviving Entity in the Merger, from and after the Effective Time.”  References herein to the “Partnership Agreement” are to the 1982 Partnership Agreement, as amended from time to time.

(b)                 Section 1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.  Name and Place of Business.  The name of the Partnership is “Century Properties Fund XVII, LP” and its principal place of business is 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, or such other place or places as the General Partner may from time to time determine.”

(c)                 Section 2.1.35 of the Partnership Agreement (the definition of “Partnership”) is hereby deleted.

(d)                 Section 15.1.17 of the Partnership Agreement is hereby amended by replacing the word “California” with the word “Delaware.”

(e)                 Section 16.4 of the Partnership Agreement is hereby amended by replacing the word “California” with the word “Delaware.”

(f)                  Section 17.3 of the Partnership Agreement is hereby amended by replacing the word “California” with the word “Delaware.”

(g)                 Section 17.4 of the Partnership Agreement is hereby amended by replacing the word “California” with the word “Delaware.”

(h)                 Section 20.1.1 of the Partnership Agreement is hereby amended by replacing the word “California” with the word “Delaware.”

(i)                   Section 21.2 of the Partnership Agreement is hereby amended by deleting the words “, the California Commissioner of Corporations, and the Texas Securities Board,”.

(j)                   Section 22.2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, unless expressly or by necessary implication contravened by any provision hereof, the provisions of the Delaware Revised Uniform Limited Partnership Act shall apply.”

(k)                 Section 22.7 of the Partnership Agreement is hereby amended as follows:

                “22.7  The name and address of the General Partner is:

                                                                                                Fox Partners

                                                                                                55 Beattie Place, P.O. Box 1089

                                                                                                Greenville, South Carolina 29602”

(l)                   The Partnership Agreement is hereby amended by the addition of a new Section 24, which will read in its entirety as follows:

“24.  SERIES OF LIMITED PARTNERSHIP INTERESTS

                24.1         Notwithstanding any other provision of this Agreement, the General Partner is hereby authorized to amend the Partnership’s Certificate of Limited Partnership and this Agreement at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act.  Without limitation of the foregoing, the General Partner shall be authorized to adopt amendments that would provide for any or all of the following:

•                     All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the Partnership.

•                     Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the Partnership and other series.

•                     If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the General Partner would allocate them among any one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the Limited Partners of all series for all purposes.

•                     The assets belonging to a particular series would be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series.  Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the Limited Partners of all series for all purposes.

•                     No limited partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.

•                     At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each Limited Partner which would initially consist of that portion of such Limited Partner’s existing capital account that relates to the series property.  Thereafter, the capital account of each Limited Partner in that series would be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.”

2.                    Miscellaneous.

(a)                 Effect of Amendment.  In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)                 Ratification.  Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)                 Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

                                                                                                                Fox Partners,

                                                                                                                a California general partnership

By:          FOX CAPITAL MANAGEMENT
CORPORATION
Managing General Partner

By:          /s/Martha L. Long
Martha L. Long
Senior Vice President